American Uranium Acquires Interest in Strathmore’s Pinetree-Reno Creek Properties in Wyoming; Robert Rich becomes President and controlling shareholder.

May 17, 2007	OTCBB: AUUM

AMERICAN URANIUM CORPORATION (OTCBB: AUUM) IS PLEASED TO ANNOUNCE that Robert Rich has become President and Director of American Uranium, replacing Mir Huculak as president. Mr. Huculak has also transferred his 250,000,000 shares of common stock in the company to Robert Rich, so that Mr. Rich now controls the Company.

Mr. Rich is well-known and respected in both international uranium mining and nuclear electric utility circles, and has over 30 years of experience in North America, Europe, Australia and Asia. He has been involved in the exploration and development of uranium projects, the marketing, conversion, and enrichment of uranium, nuclear fuel transportation, and spent fuel disposal services for nuclear power plants. As an independent consultant, Mr. Rich has also been active in many other facets of the nuclear industry, including marketing and sales, contracting, procurement, and evaluation services in the areas of nuclear power and nuclear fuel commodities.

Mr. Rich has consulted to or worked directly for such companies as BHP Billiton, WMC Resources, Sumitomo Corp, Ontario Power Gen, and several US utilities, including Yankee Atomic Electric Company (subsidiary of New England Electric System). Some of his many achievements include; managing the US nuclear utility group which bought the first non-US enrichment services in 1984, sold the first Olympic Dam U3O8 in the US and Canada making this the first non-Canadian uranium purchased by a Canadian nuclear utility, received the first delivery of Russian enriched uranium to the USA in the mid-1980’s, hosted the first nuclear delegation from the Peoples Republic of China to visit the USA, and while on a government-funded Post-Doctoral Fellowship at Harvard, spearheaded some of the earliest research on what are now called unconformity-type uranium deposits including the Athabasca Basin.

Mr. Rich is a long-time member of the Society of Economic Geologists and obtained his Masters and Doctoral degrees from Harvard University.

AMERICAN URANIUM IS ALSO PLEASED TO ANNOUNCE that it has signed a non-binding Letter of Intent (“LOI”) with Strathmore Resources (US) Ltd. (“Strathmore”). Pursuant to the LOI, American Uranium has an option to earn-in a 60% interest in Strathmore’s Pinetree-Reno Creek uranium properties (the “Property”) located in Campbell County, Wyoming. The Property is located in the central Powder River Basin, within the Pumpkin Buttes Uranium District, and encompasses approximately 16,000 acres. Wyoming is currently the largest U.S. uranium producer, more than 40% of the known available uranium reserves of the U.S. are located in Wyoming, and the historical resource estimate for the Property is 13 million lbs U3O8. Under the terms of the LOI, AUC will:

1.	issue 6 million shares of common stock of American Uranium to Strathmore;

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2.

reimburse Strathmore 100% of its expenditures incurred by Strathmore for the Property, up to a maximum of $300,000 plus any funds spent by Strathmore to acquire additional uranium leases (which will then form part of the Property); and

3.	incur a total of $33 million in expenditures (“Expenditures”) on the Property over a 6 year period.

American Uranium will have earned a 22.5% interest in the Property once it has incurred $5 million of the Expenditures, and at that point will become a joint venture partner with Strathmore. Until the Company has earned in its 60% interest in the Property, Strathmore, which has considerable experience exploring, developing and mining uranium properties in Canada and the United States, will be the operator.

The LOI provides that the parties will enter into a more definitive Joint Venture Agreement within 90 days after the LOI was signed. Further, the amount of the Expenditures was agreed to based upon an understanding that there is at least 13 million lbs U3O8 on the Property. The parties have agreed that following the 3rd anniversary of the closing of the Joint Venture Agreement (“Closing”), an independent third party will calculate the estimated quantities of uranium resources contained in the Property. If the estimated quantity is less than 13 million lbs U3O8, then $28 million in Expenditures that American Uranium must expend on the Property between the 3rd and 6th anniversary of Closing will be reduced proportionately. Strathmore has retained a right to earn back 11% of the Property within 90 days of a bankable feasibility study by paying $14 million to American Uranium.

As part of the Pinetree Reno Creek transaction, Mr. Rich has agreed to cancel for return to treasury 245,000,000 of his shares, so that he will have 5,000,000 shares on Closing.

American Uranium Corporation

Contact: Robert Rich

Tel: (508) 240-1259

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that we will option the Reno Creek properties in Wyoming from Strathmore; that Bob Rich will cancel 245,000,000 shares; that we will sign joint venture documents with Strathmore; that we will be able to raise funds and fulfill other conditions precedent. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration or from fulfilling our joint venture obligations once formed; that no uranium resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that have been found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on definitive agreements; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the disclosure of junior exploration reporting company reports filed from time to time with the Securities and Exchange Commission.

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